Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 9, 2006—Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended March 31, 2006.

Net loss under generally accepted accounting principles (GAAP) for the quarter ended March 31, 2006 was $27.1 million, or $0.32 per share, compared to $27.4 million, or $0.36 per share, for the comparable period in 2005. These GAAP results include the adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and recognition of employee stock-based compensation expense on a fair-value basis for the first time. Non-GAAP net loss for the first quarter was $22.2 million, or $0.27 per share, compared to $27.2 million, or $0.36 per share for the comparable period in 2005. Non-GAAP net loss for the quarter excludes stock-based compensation expense of $4.6 million and amortization of intangibles of $0.3 million. A reconciliation of GAAP net loss to non-GAAP net loss for both periods is set forth at the end of this press release.

Revenues for the quarter ended March 31, 2006 were $18.1 million, compared to $12.9 million for the comparable period in 2005. The increase in revenues from 2005 to 2006 was primarily due to our new collaboration agreements with Bristol-Myers Squibb, Wyeth and Genentech. This increase was partially offset by the conclusion of our Genoptera collaboration in 2005.

Research and development expenses for the quarter ended March 31, 2006 were $39.9 million, compared to $33.3 million for the comparable period in 2005. The increase from 2005 to 2006 was primarily due to employee stock-based compensation expense of $3.1 million related to our adoption of SFAS 123R and increased development expenses associated with the expansion of our clinical trial activity and advancing compounds through preclinical development.

General and administrative expenses for the quarter ended March 31, 2006 were $9.0 million, compared to $6.2 million for the comparable period in 2005. The increase from 2005 to 2006 was primarily due to employee stock-based compensation expense of $1.5 million related to our adoption of SFAS 123R and higher consulting and personnel-related expenses to support our expanding operations.

Cash, cash equivalents, marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $219.5 million at March 31, 2006, compared to $210.5 million at December 31, 2005.

Q1 2006 Business Highlights

•	We signed a collaboration agreement with Sankyo to discover, develop and commercialize novel therapies targeted against the mineralocorticoid receptor, a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic diseases. Sankyo paid us a $20.0 million upfront payment and is obligated to provide research and development funding.

•	We initiated a randomized controlled Phase 2 clinical trial for XL784 in patients with diabetes who have proteinuria, a marker for renal damage. The primary endpoint is reduction in proteinuria, and secondary endpoints will evaluate changes in renal function and cardiovascular effects.

•	Our collaboration with Bristol-Myers Squibb on the Liver X Receptor, a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic disorders became effective in the first quarter of 2006 upon antitrust clearance and we received a $17.5 million upfront payment.

“This is a pivotal year for Exelixis and we have accomplished a great deal in the first quarter. Our clinical programs continue to move forward rapidly and have achieved a number of key milestones. We have initiated a Phase 2 clinical trial program for XL784 for diabetic nephropathy and two abstracts (XL647 and XL880) have been accepted for poster presentation at ASCO in June and our Phase 2 XL999 program continues to accrue patients in multiple indications. In addition, we expect to initiate two more Phase 2 clinical programs for XL647 and XL880 in the summer,” said George A. Scangos, PhD, president and chief executive officer of Exelixis. “We also finished the first quarter in a strong financial position which will allow us to continue to aggressively advance our compounds through clinical development and generate clinical data this year to substantiate their potential utility as cancer therapies.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter 2006 financial results as well as other business developments during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Tuesday, May 9, 2006. To listen to the discussion, visit the Event Calendar page under Investors on the Exelixis website at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL119 (becatecarin), for which a multinational Phase 3 clinical trial in bile duct tumor is ongoing and which has been exclusively licensed to Helsinn Healthcare S.A.; XL784, which is being advanced in a Phase 2 trial as a treatment for renal disease; XL999, an anticancer compound currently in Phase 2 clinical trials for a variety of solid tumors; XL647, XL880, XL820, XL844 and XL184, anticancer compounds currently in Phase 1 clinical trials; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of clinical proof-of-concept by Exelixis, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include XL784 and the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to Exelixis’ clinical development plans. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of product candidates to demonstrate safety and efficacy in clinical testing; the ability of Helsinn Healthcare S.A. to conduct the Phase 3 clinical trial of XL119 sufficient to achieve FDA approval; the ability to complete and initiate trials at the referenced times; the ability to conduct clinical trials sufficient to achieve a positive completion; the ability to file INDs at the referenced times; the ability of Exelixis to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended March 31, 2006 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATION DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Contract	$12,246	$10,090
License	5,873	2,784

Total revenues	18,119	12,874

Operating expenses:
Research and development	39,897	33,321
General and administrative	9,007	6,242
Amortization of intangibles	272	272

Total operating expenses	49,176	39,835

Loss from operations	(31,057)	(26,961)
Other income (expense):
Interest income	1,944	928
Interest expense	(1,534)	(1,552)
Other income, net	6	174

Total other income (expense)	416	(450)

Loss before noncontrolling interest in Symphony Evolution, Inc.	(30,641)	(27,411)
Loss attributed to non-controlling interest in Symphony Evolution, Inc.	3,518	—

Net loss	$(27,123)	$(27,411)

Net loss per share, basic and diluted	$(0.32)	$(0.36)

Shares used in computing basic and diluted net loss per share	83,678	75,918

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
GAAP net loss	$(27,123)	$(27,411)
Stock-based compensation expense (reversals)	4,636	(16)
Non-cash charges for amortization of intangibles	272	272

Non-GAAP net loss	$(22,215)	$(27,155)

Non-GAAP net loss per share, basic and diluted	$(0.27)	$(0.36)

Shares used in computing basic and diluted Non-GAAP net loss per share	83,678	75,918

(1)	These non-GAAP amounts are intended to illustrate the company’s results from operations excluding certain non-cash charges, such as: (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations because, in management’s view, the excluded charges are not necessarily reflective of or directly attributable to the company’s continuing operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2006	December 31, 2005 (1)
	(unaudited)
Cash, cash equivalents and marketable securities (2)	$219,498	$210,499
Working capital	93,943	101,606
Total assets	337,582	332,712
Stockholders’ equity	14,288	33,543

(1)	Derived from the audited consolidated financial statements

(2)	These amounts also include investments held by Symphony Evolution, Inc. of $30.3 million and $34.0 million and restricted cash and investments of $12.1 million and $12.7 million as of March 31, 2006 and December 31, 2005, respectively.

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